UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to (§)240.14a-12
 ADT INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SUPPLEMENT TO
ADT INC.
PROXY STATEMENT AND NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 27, 2026
This proxy statement supplement dated May 8, 2026 (the “Supplement”) supplements the definitive proxy statement and notice of annual meeting of stockholders dated April 14, 2026 (the “Proxy Statement”) filed with the U.S. Securities and Exchange Commission (the “SEC”) by ADT Inc. (the “Company”) relating to the proxies being solicited by the Board of Directors of the Company (the “Board”) in connection with the Company’s 2026 Annual Meeting of Stockholders to be held on Wednesday, May 27, 2026 at 8:30 a.m. Eastern Daylight Time in virtual-only format (the “Annual Meeting”). This Supplement, which describes a recent change in the proposed nominees for election to the Board, should be read in conjunction with the Proxy Statement and related proxy materials, including the Notice Regarding the Availability of Proxy Materials.
Withdrawal of Nominees for Election to the Board
As described in the Proxy Statement, the Board nominated five candidates to stand for re-election as directors at the Annual Meeting, including Nicole Bonsignore and Reed B. Rayman. However, as previously disclosed by the Company on a Current Report on Form 8-K filed with the SEC on May 8, 2026 (the “Form 8-K”), Ms. Bonsignore, Mr. Rayman, and Benjamin Honig, each a designee of Apollo Global Management, Inc. or of one or more of its subsidiaries and affiliates (collectively, “Apollo”) resigned from the Board following Apollo’s sale of all its common stock in the Company, at which time Apollo’s right to designate directors to the Board terminated. Accordingly, the Board is withdrawing its nominations of Ms. Bonsignore and Mr. Rayman, who will not be standing for reelection at the Annual Meeting. The Board does not intend to nominate replacement nominees for election at the Annual Meeting and has determined to reduce the size of the Board from twelve to nine members as of May 8, 2026.
As also disclosed in the Form 8-K, the Board approved amendments to the Company’s Amended and Restated Bylaws to remove references to Apollo. Those amendments are effective as of May 8, 2026, and also remove references to the Board’s Executive Committee. The Board subsequently disbanded the Executive Committee.
Each of the three other candidates – Thomas Gartland, Danielle Tiedt, and Sigal Zarmi – nominated by the Board and named in the Proxy Statement sent or made available to the Company’s stockholders is standing for re-election at the Annual Meeting, and the Board recommends that the Company’s stockholders vote for each of those remaining nominees.
Voting Matters
The form of proxy card included in the Company’s definitive proxy materials remains valid, notwithstanding the withdrawal of Nicole Bonsignore and Reed B. Rayman. Any proxies or voting instructions that are or have been submitted with instruction to vote for all of the Board’s nominees will be voted only for the remaining three nominees named in the Proxy Statement. Proxies already returned by stockholders will remain valid and will be voted at the Annual Meeting unless revoked. Proxies received in respect of the election of Nicole Bonsignore and Reed B. Rayman will not be voted with respect to his or her election, but will continue to be voted as directed or otherwise as set forth therein with respect to all matters properly brought before the Annual Meeting, including the re-election of the three other director nominees, as applicable.
If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote by submitting a new proxy card or voting instruction. If you have not yet returned your proxy card or submitted your voting instructions, please complete and return the proxy card or submit voting instructions, disregarding the names of Nicole Bonsignore and Reed B. Rayman as nominees for election as directors.

None of the other proposals to be presented at the Annual Meeting, as described in the Proxy Statement, is affected by this Supplement, and you should carefully review the Proxy Statement prior to voting your shares of common stock. Information regarding the Annual Meeting and how to vote your shares, or revoke your proxy or voting instructions, is available in the Proxy Statement. The Proxy Statement is also available on the Company’s website at http://investor.adt.com. This Supplement is being made available online at the same location on or about May 8, 2026.
By order of the Board of Directors,

/s/ David W. Smail
David W. Smail
Executive Vice President, Chief Legal Officer and Secretary